Exhibit 21.1

Antigua Heavy Constructors, Ltd.

Bahamas Construction and Development, Ltd.

Bouwbedrijf Boven Winden, N.V.

Central One, Inc.

Coastal Security Company

Coastal Security Systems, Inc.

Devcon Caribbean Purchasing Corp.

Devcon Construction & Materials Corp.

Devcon/Matrix Utility Resources, LLC.

Devcon Security Holdings, Inc.

Devcon Security Services Corp.

Devcon (TCI), Ltd.

Devcon Management Corp.

DevMat Bahamas Ltd.

Guardian International, Inc.

M21 Industries, Inc.

Mutual Central Alarm Services, Inc.

Precision Security Systems, Inc.

Proar Construction Materials Company, N.V.

Puerto Rico Crushing Company, Inc.

St. Maarten Masonry Products

Stat-land Burglar Alarm Systems & Devices, Inc.

Société des Carriers de Grand Case, S.A.R.L.

South Atlantic Dredging Corp.

V.I. Cement and Building Products, Inc.

V.I. Excavation Equipment Rental, LLC